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INTERNATIONAL GAME TECHNOLOGY

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Quotations of Mr. Philip G. Satre, Chairman of the Board of International Game Technology, were included in an article by Mr. Christopher Palmeri on Bloomberg on February 22, 2013.

Excerpts containing such quotations as published by Bloomberg are set forth below.

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International Game Technology Chairman Philip Satre, locked in a fight over board seats, said the world’s largest slot-machine maker has to invest online because young people don’t gamble as much as their parents. “They won’t sit at a machine for two hours or three hours,” Satre, 63, said in an interview. “It is to me one of the biggest single challenges for the gaming industry, having products that are relevant to this new generation.”

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Satre, who was CEO of Harrah’s Entertainment until 2003, said the acquisitions of online companies provided needed technology. IGT spent as much as $500 million last year for Double Down Interactive, a maker of casino-like games for Facebook.com. It paid about $115 million in 2011 for Entraction Holdings AB, a European online gambling business.

Forty-six of IGT’s casino-industry customers are offering Double Down’s social games on their websites, according to IGT.

Younger Players

“This is an incredible opportunity for us to take our content that we’ve developed for our bricks and mortar casinos and move it into another space,” Satre said. The goal is to excite younger players through online play and get them to spend more on slots when they do come to casinos, he said.

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Satre also said management is taking steps to rebuild its share of the North American slot machine business, which shrank to 29 percent in 2010 from 66 percent seven years earlier, according to Eilers. IGT’s share last year was 36 percent.

“This company was in a precipitous decline in performance and it wasn’t just the recession,” Satre said.

The company has also seen an increase in customers identifying IGT as producing the highest winnings per machine.

“We have regained share in our core products,” Satre said. “We built up our studios. We brought in talent.”